SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 13, 2008

Date of Report
(Date of Earliest Event Reported)

Nilam Resources Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-135980	98-0487414
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

42 Camden Street, Suite 503, Toronto, Ontario	M5V 1V1
(Address of principal executive offices)	(Zip Code)

1-416-823-0915
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written  communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

|_|  Pre-commencement communications pursuant o Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement  communications  pursuant  to Rule 13e-4(c) under  the  Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement.

On January 13, 2008, the Company entered into a Letter of Intent with MRC 1 Explorations of Peru, to purchase the Pativilca Gold Mine (“Pativilca”).  The property is located 200 km NNW of Lima, Peru, in the last western reinforcement of the western of central Andes of Peru. Politically the property belongs to the district and province of Huarmey, Anchas department.   Pativilca is a mineral claim consisting of 6 major mining concessions, covering 2100 hectares.  It is an operating gold mine that is currently refining approximately 50 tons of ore daily.

The terms of the Letter of Intent propose the purchase price for the Pativilca Gold Mine will be paid in cash and stock.  The Corporation shall pay the seller a total of $1,500,000 (US) and two million shares of common restricted stock (at a stock price not less than $1 per share).  The $1,500,000 cash is to be paid in three installments.  The first installment of $250,000 shall be paid upon the execution of public deeds transferring the concessions to the Corporation.  The second installment of $500,000 shall be paid four months after the initial payment.  The final purchase price payment of $750,000 shall be paid ten months from the initial payment and execution of the transfers of the mining concessions.  The two million purchase shares shall be issued to the seller upon the transfer of concessions, but shall be escrowed until the final purchase price is paid.  Additionally, the Corporation will pay a 3% royalty fee from the net production to the seller.

 The Corporation’s executive team is continuing due diligence on the Pativilca property.

ITEM 7.01 REGULATION FD DISCLOSURE

The Company issued a press release in connection with the Letter of Intent on the Pativilca mining property as bed in Item 1.01 of this Form 8-K, a copy of which is attached hereto as Exhibit 99.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro Forma Financial Information

Not Applicable

(c) Exhibits.

10.1	Letter of Intent dated January 13, 2007, between Nilam Resources, Inc. and MRC 1 Explorations to acquire the Pativilca Gold Mine.
10.2	Preliminary Summary of Pativilca Gold Mine.
99.1	Press Release dated January 15, 2008.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2008	Nilam Resources Inc.

/s/ Vare Grewal
Mr. Vare Grewal, Director
Secretary, Treasurer

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